Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this post-effective amendment No.1 to the Registration Statement on Form S-1 of Webstar Technology Group, Inc. of our report dated May 14, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of the Company as of and for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/S/ Friedman LLP

We served as the Company’s auditors from 2016 through 2019

Marlton, New Jersey

April 24, 2020